Exhibit 99.1

ADVAXIS, INC. ADOPTS

LIMITED DURATION STOCKHOLDER RIGHTS PLAN

Princeton, N.J. – September 29, 2020 – Advaxis, Inc. (Nasdaq: ADXS), a clinical-stage biotechnology company focused on the development and commercialization of immunotherapy products, today announced that its Board of Directors has approved the adoption of a limited duration stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock. The record date for such dividend distribution is October 12, 2020. The rights plan expires, without any further action being required to be taken by the Company’s Board of Directors, on September 28, 2021.

The adoption of the rights plan is intended to protect Advaxis and its stockholders from the actions of third parties that Advaxis’ Board of Directors determines are not in the best interests of Advaxis and its stockholders, and to enable all stockholders to realize the full potential value of their investment in Advaxis. The rights plan was not adopted in response to any specific takeover proposal or any currently threatened or pending effort to acquire control of Advaxis of which the Board of Directors is aware. The rights plan was adopted to provide the Board of Directors with time to make informed decisions that are in the best long-term interests of Advaxis and its stockholders and does not prevent Advaxis’ Board of Directors from considering any offer to acquire Advaxis that it considers to be in the best interest of Advaxis’ stockholders.

The rights plan is similar to stockholder rights plans adopted by other publicly-traded companies. Under the rights plan, the rights generally would become exercisable only if a person or group acquires beneficial ownership of 10% or more of Advaxis’ common stock in a transaction not approved by Advaxis’ Board of Directors. In that situation, each holder of a right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price and in accordance with the terms of the rights plan, a number of shares of Advaxis’ common stock having a market value of twice such price. In addition, if Advaxis is acquired in a merger or other business combination after an acquiring person acquires 10% or more of Advaxis’ common stock, each holder of the right would thereafter have the right to purchase, upon payment of the exercise price and in accordance with the terms of the rights plan, a number of shares of common stock of the acquiring person having a market value of twice such price. The acquiring person or group would not be entitled to exercise these rights. In the rights plan, the definition of “beneficial ownership” includes derivative securities.

Stockholders who beneficially owned 10% or more of Advaxis’ outstanding common stock prior to the first public announcement by Advaxis of the adoption of the rights plan will not trigger any penalties under the rights plan so long as they do not acquire beneficial ownership of any additional shares of common stock at a time when they still beneficially own 10% or more of such common stock, subject to certain exceptions as described in the rights plan.

Further details of the rights plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that ADXS will be filing with the Securities and Exchange Commission (SEC). These filings will be available on the SEC’s web site at www.sec.gov. Copies will also be available at no charge on the Investors section of ADXS’s corporate website at www.advaxis.com.

About Advaxis, Inc.

Advaxis, Inc. is a clinical-stage biotechnology company focused on the development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors. For more information, visit www.advaxis.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated benefits and expected consequences of the rights plan that ADXS has adopted. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the effectiveness of the rights plan in providing the Board of Directors with time to make informed decisions that are in the best long-term interests of ADXS and its stockholders, and other risk factors discussed from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on December 20, 2019, as amended on January 21, 2020 and February 28, 2020, and in subsequent reports filed with or furnished to the SEC. ADXS assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Contact

Tim McCarthy, LifeSci Advisors, LLC

tim@lifesciadvisors.com

T: (212) 915-2564